EXHIBIT 10.43

FORM OF

CORNING INCORPORATED

CHANGE IN CONTROL AGREEMENT

AMENDMENT NO. 2

Whereas Corning Incorporated (the “Company”) and              (the “Executive”) entered into that certain Change in Control Agreement dated October 4, 2000 (the “Agreement”); and

Whereas the Company and the Executive amended such Agreement on February 1, 2004 (Amendment No. 1); and

Whereas the Company and the Executive want to amend the Agreement further to take into account federal tax law changes under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

Now Therefore, the Company and Executive hereby agree to the following amendments, which shall be effective as of January 1, 2005:

1.	Section 2(e) of the Agreement is amended by adding the following provision to the first sentence of such Section after the first occurrence of “following events”: “, provided that such event is also ‘a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation’ within the meaning of Section 409A”.

2.	Section 2 of the Agreement is amended by adding the following new subsection (l) and sequentially re-lettering the subsequent subsections:

l.	SECTION 409A. For purposes of this Agreement, “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other authoritative guidance issued thereunder.

3.	Section 3(b)(ii)(4) is amended by deleting the last sentence of such Section.

4.	Section 3(b)(ii)(5) is amended by adding the following new sentence after the first sentence of such Section:

Such purchase must take place and be finalized in the calendar year following the year in which the Termination Date occurs and, if the Executive is a “specified employee” (as defined in Section 409A), on a date that is at least 6 months after the Termination Date.

5.	Section 3(b)(ii)(7) is amended by replacing such Section with the following:

the Executive’s pension benefit (“Pension Benefit”) will be calculated under the terms of the Company’s Executive Supplemental Pension Plan after providing the Executive with an additional five (5) years of credited service under the plan but subject to the credited service limitations under such plan. The Pension Benefit shall commence as of the date set forth under the terms of the Executive Supplemental Pension Plan, and the benefit shall be calculated without giving effect to any actuarial reductions that may otherwise be imposed by the Executive Supplemental Pension Plan.

6.	Section 3(b)(ii)(8) is amended by deleting the last sentence of such Section.

7.	Section 3(c) is amended by adding the following provision to the end of that Section:

The timing of all payments and benefits under this Plan shall be made consistent with the requirements of Section 409A. Therefore, notwithstanding any provision in the Agreement to the contrary, in the event that the Executive is a “specified employee” (as defined in Section 409A), any benefit or amount described in Section 3(b)(i) or Section 3(b)(ii) shall be delayed until the date which is the first day of the seventh month after the date of such Participant’s termination of employment (or, if earlier, the date of such Participant’s death), if paying such amount or benefit prior to that date would violate Section 409A.

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8.	Section 5 is amended by adding the following new subsection:

e. Any Tax-Gross-up payment required under this provision shall be paid within the time period prescribed by Section 409A for making such payments, which generally requires that such payment be made no later than the end of the calendar year following the calendar year when the Executive remits the Excise Tax.

9.	Section 14 is amended by adding the following provision to the end of such Section:

The Company agrees to pay such amounts within sixty (60) days following the Company’s receipt of an invoice from the Executive, provided that the Executive shall have submitted an invoice for such amounts at least ninety (90) days before the end of the calendar year next following the calendar year in which such fees and disbursements were incurred.

10.	The Agreement is amended by adding the following new Section 17:

17. Section 409A. To the extent that payments under this Agreement are subject to Section 409A, this Agreement shall be governed by and subject to the requirements of Section 409A and shall be interpreted and administered in accordance with that intent. If any provision of this Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.

IN WITNESS WHEREOF, the parties have executed this Amendment on             .

CORNING INCORPORATED

By:	Kirk P. Gregg	Employee Name
Executive Vice President
Chief Administrative Officer

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